EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend and Quarterly Results

TOWNSHIP OF WASHINGTON, N.J., Oct. 25, 2017 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $12.0 million, or $0.27 per basic and diluted common share, for the three months ended September 30, 2017.  This compares to net income of $10.6 million, or $0.25 per basic (and $0.24 diluted) common share, for the corresponding 2016 period.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be November 6, 2017 and the payment date will be November 20, 2017.

“I was certainly pleased with the operating results for this past quarter for Oritani,” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “Our net interest income, spread and margin all expanded and our efficiency ratio was further improved.” Mr. Lynch continued: “The level of loan prepayments exceeded our expectations.  While this development aided income, it also directly impacted our ability to increase the loan portfolio.  I anticipate that we will be able to produce growth in the next quarter.”

Comparison of Operating Results

Net Income

Net income increased $1.4 million, or 13.1%, to $12.0 million for the quarter ended September 30, 2017, from $10.6 million for the corresponding 2016 quarter.  The primary cause of the increased net income in 2017 was increased net interest income of $2.3 million.  A portion of the increased net interest income was due to a $658,000 increase in prepayment penalty income.  Our annualized return on average assets was 1.16% for the quarter ended September 30, 2017, and 1.14% for the quarter ended September 30, 2016.

Interest Income

The components of interest income changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2017		2016			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)

Interest on loans	$35,837	4.02%	$31,973	4.06%	$3,864	$413,588	-0.04%
Dividends on FHLB stock	485	6.47%	457	5.51%	28	(3,178)	0.96%
Interest on securities AFS	496	2.08%	826	1.98%	(330)	(71,493)	0.10%
Interest on securities HTM	1,099	1.86%	803	1.87%	296	64,595	-0.01%
Interest on federal funds sold
and short term investments	3	1.25%	1	0.50%	2	151	0.75%
Total interest income	$37,920	3.86%	$34,060	3.87%	$3,860	$403,663	-0.01%

The Company’s primary strategic business objective remains the organic growth of multifamily and commercial real estate loans.  The average balance of the loan portfolio increased $413.6 million, or 13.1%, for the three months ended September 30, 2017 versus the comparable 2016 period.  Loan originations and principal payments totaled $147.5 million and $153.0 million, respectively, for the three months ended September 30, 2017.  There were no loan purchases in the 2017 period.  For the comparable 2016 period, loan originations, principal payments and purchases totaled $152.6 million, $102.6 million and $26.7 million, respectively.  The Company has not had any recent significant changes regarding its underwriting standards.

On a linked quarter basis (September 30, 2017 versus June 30, 2017), loan balances were particularly impacted by loan principal payments.  The annualized growth rate of the portfolio was 3.5% when measured based on average balance.  Loan balances contracted $4.8 million when measured on a period end basis.  Management considers these results to be an anomaly primarily caused by the loan principal payments and anticipates meaningful loan growth in prospective periods.

The yield on the loan portfolio decreased 4 basis points for the quarter ended September 30, 2017 versus the comparable 2016 period.  On a linked quarter basis (September 30, 2017 versus June 30, 2017), the yield on the loan portfolio increased 12 basis points.  The increased level of prepayment income impacted these results.  Exclusive of prepayment penalties, the yield on the loan portfolio decreased 10 basis points versus the quarter ended September 30, 2016 and increased 1 basis point on a linked quarter basis.  As discussed in previous releases, there have been numerous pressures on loan yields.  The impact of many of these pressures has ebbed and, as noted above, we realized slight expansion recently.  Prepayment penalties totaled $1.3 million, $236,000 and $631,000 for the quarters ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively.   Prepayment penalty income boosted annualized loan yield by 14, 3 and 8 basis points for the quarters ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

The average balance of securities available for sale decreased $71.5 million for the three months ended September 30, 2017 versus the comparable 2016 period, while the average balance of securities held to maturity increased $64.6 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity.  These balances were also impacted by purchases and sales.

Interest Expense

The components of interest expense changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2017		2016			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)

Savings deposits	$101	0.23%	$96	0.23%	$5	$10,260	-%
Money market	2,382	1.11%	1,885	1.06%	497	140,772	0.05%
Checking accounts	972	0.54%	548	0.40%	424	164,148	0.14%
Time deposits	3,898	1.37%	3,210	1.32%	688	163,230	0.05%
Total deposits	7,353	1.02%	5,739	0.95%	1,614	478,410	0.07%
Borrowings	2,923	1.97%	3,021	1.79%	(98)	(81,083)	0.18%
Total interest expense	$10,276	1.18%	$8,760	1.14%	$1,516	$397,327	0.04%

Strong deposit growth remains a strategic objective of the Company.  As detailed above, the average balance of deposits increased $478.4 million, or 19.9%, for the quarter ended September 30, 2017 versus the comparable 2016 period.  Growth was also strong when measured on a linked quarter comparison basis though a significant portion of the growth in this period was due to brokered deposits.  The overall cost of deposits increased 7 basis points for the quarter ended September 30, 2017 versus the comparable 2016 period, and 4 basis points on a linked quarter comparison basis.  The increased cost of money market and checking accounts is primarily attributable to the costs of interest rate swaps that are being reflected as interest expense on these accounts.  The situation occurred as a result of balance sheet transactions executed during the quarters ended June 30, 2017, June 30, 2016 and December 31, 2015.  The restructures executed during the quarters ended June 30, 2016 and December 31, 2015 impacted the results for both the quarter ended September 30, 2017 and the quarter ended September 30, 2016.  The restructure executed during the quarter ended June 30, 2017 only impacted the results for the quarter ended September 30, 2017.  The balance sheet restructures are discussed in the Company’s Form 10-K for the annual periods ended June 30, 2017 and 2016.  The increase in the cost of time deposits is primarily due to the impact of market pressures.

The average balance of borrowings decreased $81.1 million for the three months ended September 30, 2017 versus the comparable 2016 period, while the cost increased 18 basis points.  The increase in the average balance of deposits allowed the Company to reduce borrowings while still funding growth.  The cost of borrowings has been impacted by the increased cost of overnight and short term borrowings.  The cost of borrowings was also affected by the balance sheet restructures referenced above.  On a linked quarter basis, the average balance of borrowings decreased $117.8 million and the cost of borrowings decreased 3 basis points.  The impact of the balance sheet restructure on borrowing costs was partially offset by the increased cost of overnight borrowings as well as the decreased level of overnight borrowings.  Despite the increased cost of such borrowings, they remain a lower cost of funding than longer term borrowings.

Net Interest Income Before Provision for Loan Losses

Net interest income increased by $2.3 million to $27.6 million for the three months ended September 30, 2017, from $25.3 million for the three months ended September 30, 2016.  The Company’s net interest income, spread and margin over the period are detailed in the chart below.

	Net Interest Income Before Provision	Prepayment Penalty Income	Net Interest Income Before Provision Excluding Prepayment Penalties	Including Prepayment Penalties		Excluding Prepayment Penalties

Quarter Ended				Spread	Margin	Spread	Margin
	(dollars in thousands)
September 30, 2017	$27,644	$1,289	$26,355	2.68%	2.82%	2.55%	2.68%
June 30, 2017	26,287	236	26,051	2.54%	2.68%	2.52%	2.66%
March 31, 2017	26,795	821	25,974	2.63%	2.75%	2.54%	2.67%
December 31, 2016	26,229	1,199	25,030	2.72%	2.86%	2.59%	2.73%
September 30, 2016	25,300	631	24,669	2.73%	2.87%	2.65%	2.80%

The Company’s spread and margin have been significantly impacted by prepayment penalties.  Due to this situation, the chart above details results with and without the impact of prepayment penalties.  Net interest income before provision for loan losses, excluding prepayment penalties, is a non-GAAP financial measure since it excludes a component (prepayment penalty income) of net interest income and therefore differs from the most directly comparable measure calculated in accordance with GAAP. The Company believes the presentation of this non-GAAP financial measure is useful because it provides information to assess the underlying performance of the loan portfolio since prepayment penalty income can be expected to change as interest rates change.  While prepayment penalty income is expected to continue, fluctuations in the level of prepayment income are also expected.  The level of prepayment income is generally expected to decrease as external interest rates increase since borrowers would have less of an incentive to refinance existing loans.  However, the time period when these events could occur may not align, and the specific behavior of borrowers is difficult to predict.  The level of loan prepayments and prepayment income increased during the quarter ended September 30, 2017 despite a period of generally increasing interest rates.

The Company’s spread and margin have been under pressure due to several factors.  These factors were discussed in the Company’s Form 10-K for the annual period ended June 30, 2017, and in other prior public releases.  The Company undertook the balance sheet restructures referenced above, in part, to counter some of the spread and margin compression.  Recently, the rate of compression has abated and the spread and margin, absent prepayment penalties, expanded for the quarter ended September 30, 2017 (versus the quarter ended June 30, 2017).  While expansion was primarily due to the balance sheet restructure that was executed during the quarter ended June 30, 2017, increased loan yields have offset some of the compression pressures.  Management does not expect continued expansion of the spread and margin in the coming quarter.  However, the Company’s net interest income excluding prepayment penalties has been expanding.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $78,000 for the three months ended September 30, 2017 and $119,000 for the three months ended September 30, 2016.

Provision for Loan Losses

The Company recorded no provision for loan losses for both the three months ended September 30, 2017 and the three months ended September 30, 2016.  A rollforward of the allowance for loan losses for the three months ended September 30, 2017 and 2016 is presented below:

	Three months ended
	Sept. 30,
	2017	2016

	(Dollars in thousands)
Balance at beginning of period	$30,272	$29,951
Provisions charged to operations	-	-
Recoveries of loans previously charged off	152	2
Less: Loans charged off	22	75
Balance at end of period	$30,402	$29,878

Allowance for loan losses to total loans	0.84%	0.92%
Net annualized (recoveries) charge-offs to average
loans outstanding	(0.02)%	0.01%

Delinquency and non performing asset information is provided below:

	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$987	$1,374	$1,266	$3,133	$1,686
60 - 89 days past due	1,656	1,571	371	1,196	1,060
Nonaccrual	9,906	10,223	10,310	10,393	10,537
Total	$12,549	$13,168	$11,947	$14,722	$13,283

Non Performing Asset Totals
Nonaccrual loans, per above	$9,906	$10,223	$10,310	$10,393	$10,537
Real Estate Owned	-	140	140	266	449
Total	$9,906	$10,363	$10,450	$10,659	$10,986

Nonaccrual loans to total loans	0.28%	0.28%	0.29%	0.30%	0.32%
Delinquent loans to total loans	0.35%	0.37%	0.33%	0.43%	0.41%
Non performing assets to total assets	0.24%	0.25%	0.25%	0.27%	0.29%

Delinquent loan and non performing asset totals continue to illustrate minimal credit issues at the Company.  Further, of the $9.9 million in loans classified as nonaccrual at September 30, 2017, $4.6 million were current.

Other Income

Other income decreased $315,000 to $943,000 for the three months ended September 30, 2017, from $1.3 million for the three months ended September 30, 2016.   The primary change was a decrease of $316,000 in net income from investments in real estate joint ventures.  Income from this category decreased to zero for the three months ended September 30, 2017 as the Company has disposed of all such properties.

Other Expenses

Other expenses decreased $784,000 to $9.5 million for the three months ended September 30, 2017, from $10.3 million for the three months ended September 30, 2016.  Compensation, payroll taxes and fringe benefits decreased $802,000 to $6.6 million for the three months ended September 30, 2017, from $7.4 million for the three months ended September 30, 2016.  The cost for the majority of the stock awards and stock options granted in conjunction with the Company’s 2011 Equity Plan fully amortized in August 2016.  The 2016 period included a portion of the amortization expense related to this plan while the 2017 period had significantly less expenses related to the amortization of this plan.  This situation reduced expenses in the 2017 period by $724,000.

Income Tax Expense

Income tax expense for the three months ended September 30, 2017 was $7.1 million on pre-tax income of $19.1 million, resulting in an effective tax rate of 37.2%.   Income tax expense for the three months ended September 30, 2016 was $5.7 million on pre-tax income of $16.3 million, resulting in an effective tax rate of 34.9%.  The Company’s effective rate in the 2016 period was positively affected by the vesting of stock awards and the exercise of nonqualified stock options and disqualified incentive stock options.  There were minimal such events in the 2017 period.  The 2017 period was also negatively impacted by certain changes in State tax rates.

Comparison of Financial Condition at September 30, 2017 and June 30, 2017

Total Assets.  Total assets decreased $18.1 million to $4.12 billion at September 30, 2017, from $4.14 billion at June 30, 2017.  Asset growth is typically driven by loan growth.  As discussed below, loan balances decreased this quarter.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $2.5 million to $31.1 million at September 30, 2017, from $33.6 million at June 30, 2017.

Net Loans.  Loans, net decreased $4.8 million to $3.56 billion at September 30, 2017, from $3.57 billion at June 30, 2017.  As discussed in “Comparison of Operating Results, Net Interest Income,” net originations were fully offset by loan principal payments resulting in a slight decrease for the quarter.  Management considers these results to be an anomaly and expects to continue the execution of its strategic business objective of increasing multifamily and commercial real estate loan balances.

Securities available for sale.  Securities AFS decreased $7.6 million to $90.3 million at September 30, 2017, from $97.9 million at June 30, 2017.  The decrease is primarily due to principal payments.

Securities held to maturity.  Securities HTM decreased $861,000 to $238.8 million at September 30, 2017, from $239.6 million at June 30, 2017.  The decrease is primarily due to principal payments partially offset by purchases totaling $10.6 million.

Federal Home Loan Bank of New York (“FHLB”) stock.  FHLB stock decreased $4.7 million to $27.8 million at September 30, 2017, from $32.5 million at June 30, 2017.  FHLB stock holdings are required depending on several factors, including the level of borrowings with the FHLB.  As FHLB borrowings decreased over the quarter, excess FHLB stock was redeemed.

Deposits.  Deposits increased $63.6 million to $2.92 billion at September 30, 2017, from $2.86 billion at June 30, 2017.  See “Interest Expense” for discussion regarding deposit balances.

Borrowings.  Borrowings decreased $95.8 million to $546.3 million at September 30, 2017, from $642.1 million at June 30, 2017.  See “Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity increased $7.2 million to $566.4 million at September 30, 2017, from $559.2 million at June 30, 2017.  The increase was primarily due to net income and the release of treasury shares in conjunction with stock option exercises, partially offset by dividends.  Based on our September 30, 2017 closing price of $16.80 per share, the Company stock was trading at 137.0% of book value.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements
Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as  "may,"  "will,"  "believe,"  "expect," "estimate,"  "anticipate,"  "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017 and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	Sept. 30,	June 30,
Assets	2017	2017
	(unaudited)	(audited)
Cash on hand and in banks	$30,701	$33,252
Federal funds sold and short term investments	403	326
Cash and cash equivalents	31,104	33,578

Loans, net	3,561,902	3,566,703
Securities available for sale, at fair value	90,348	97,930
Securities held to maturity,
fair value of $236,711 and $237,204, respectively.	238,770	239,631
Bank Owned Life Insurance (at cash surrender value)	96,592	95,946
Federal Home Loan Bank of New York stock ("FHLB"), at cost	27,813	32,504
Accrued interest receivable	11,371	10,620
Real estate owned	—	140
Office properties and equipment, net	13,713	13,909
Deferred tax assets	38,888	37,693
Other assets	9,107	9,030
Total Assets	$4,119,608	$4,137,684

Liabilities
Deposits	$2,920,046	$2,856,478
Borrowings	546,277	642,059
Advance payments by borrowers for taxes and
insurance	23,383	23,496
Official checks outstanding	3,407	4,423
Other liabilities	60,102	52,005
Total liabilities	3,553,215	3,578,461

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 46,176,504 shares outstanding at
September 30, 2017 and 45,992,366 shares outstanding at
June 30, 2017.	562	562
Additional paid-in capital	512,693	512,337
Unallocated common stock held by the employee stock
ownership plan	(18,061)	(18,407)
Non-vested restricted stock awards	(347)	(458)
Treasury stock, at cost; 10,068,561 shares at September 30, 2017 and
10,252,699 shares at June 30, 2017.	(134,061)	(136,517)
Retained earnings	202,196	198,186
Accumulated other comprehensive income, net of tax	3,411	3,520
Total stockholders' equity	566,393	559,223
Total Liabilities and Stockholders' Equity	$4,119,608	$4,137,684

See accompanying notes to unaudited consolidated financial statements.

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three Months Ended September 30, 2017 and 2016
(In thousands, except share data)

	Three months ended
	September 30,
	2017	2016

	unaudited
Interest income:
Loans	$35,837	$31,973
Dividends on FHLB stock	485	457
Securities available for sale	496	826
Securities held to maturity	1,099	803
Federal funds sold and short term investments	3	1
Total interest income	37,920	34,060

Interest expense:
Deposits	7,353	5,739
Borrowings	2,923	3,021
Total interest expense	10,276	8,760

Net interest income before provision for loan losses	27,644	25,300

Provision for loan losses	—	—
Net interest income after provision for loan losses	27,644	25,300

Other income:
Service charges	228	182
Net income from investments in real estate joint ventures	—	316
Bank-owned life insurance	646	679
Net loss on sale of assets	(2)	—
Other income	71	81
Total other income	943	1,258

Other expenses:
Compensation, payroll taxes and fringe benefits	6,556	7,358
Advertising	142	90
Office occupancy and equipment expense	749	800
Data processing service fees	544	544
Federal insurance premiums	300	450
Real estate owned operations	1	55
Other expenses	1,192	971
Total other expenses	9,484	10,268

Income before income tax expense	19,103	16,290
Income tax expense	7,107	5,679
Net income	$11,996	$10,611

Income per basic common share	$0.27	$0.25
Income per diluted common share	$0.27	$0.24